CROWN CASTLE

AGREEMENT REGARDING COLLOCATION

This Agreement Regarding Collocation (this "Agreement") is entered into as of this 6th day of November, 2020 (the "Effective Date"), by and between the "Crown Castle" entities listed on Exhibit "A" attached hereto and their affiliates that may elect to participate in this Agreement, each with an office at 2000 Corporate Drive, Canonsburg, Washington County, Pennsylvania 15317 (hereinafter collectively and individually referred to as "Crown Castle") and IOTA Communications, Inc. f/k/a M2M Spectrum Networks, LLC, an Arizona limited liability company, with its principal place of business at 600 Hamilton Street, Suite 1010, Allentown, PA 18101 (hereinafter referred to as "IOTA").

RECITALS

WHEREAS, on October 30, 2019, Crown Castle and IOTA entered into that certain Agreement Regarding Collocation and Settlement of Past Due Balance (the "Settlement Agreement");

WHEREAS, Crown Castle maintains and operates an extensive network of wireless communications sites throughout the United States (the "Sites") and IOTA wishes to obtain the right to use portions of certain Sites for the installation and operation of its wireless communications equipment (the "Equipment"), pursuant to the terms and subject to the conditions set forth herein; and;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein and intending to legally be bound hereby agree as follows:

1) Recitals and Defined Terms. The foregoing recitals and defined terms are incorporated by reference.

2) Term of the Agreement. The term of this Agreement shall commence on the Effective Date and continue for so long as any SLA executed pursuant to it remains in effect.

3) Satisfaction of Section 4 of the Settlement Agreement. Upon full execution of this Agreement, Crown Castle agrees to deem that IOTA has satisfied its obligation to deliver the "Upfront Payment" (as such term is defined in the Settlement Agreement) as well as its obligation to execute the requisite number of New Licenses Agreement as set forth in Section 4 of the Settlement Agreement. For the avoidance of any doubt, there remains no open conditions relating to Section 4 of the Settlement Agreement upon the full execution hereof.

4) Volume Commitment. Pursuant and subject to this Agreement, IOTA agrees to execute and deliver to Crown Castle fourteen (14) new site license agreements ("Commitment SLAs") from the Effective Date through and including June 30, 2021 (the "Volume Commitment"). The Commitment SLAs shall be substantially in the form as attached to the Settlement Agreement as Exhibit "B" and IOTA's Equipment and space entitlements shall be limited to that as set forth in the Settlement Agreement for New License Agreements (as defined therein).

The parties further expressly agree that:

A. Term Commencement Date. The term of each Commitment SLA shall commence on the first day of the month following full execution of the subject Commitment SLA (the "Term Commencement Date").

B. Term. Each SLA shall be for one (1) term that expires on January 31, 2027 (the "Term"). Neither party may terminate a Commitment SLA during the Term, except in the event of an uncured material default by the other party.

C. Monthly License Rent. The initial Monthly License Rent due under each of the Commitment SLAs shall be (i) Eight Hundred Eighty-Four and 00/100 Dollars ($884.00) for each Commitment SLA executed on or before December 31, 2020, and (ii) Nine Hundred Ten and 52/100 Dollars ($910.52) for each Commitment SLA executed on or after January 1, 2021. The Monthly License Rent shall be increased on the first anniversary of the Term Commencement Date of each SLA and every anniversary of the Term Commencement Date thereafter (the "Adjustment Date") by three percent (3%). Payments of the Monthly License Rent shall be paid by IOTA to Crown Castle, in advance and without demand, on the first day of each month, commencing on the Term Commencement Date.

D. Special License Fee. In addition to the Monthly License Rent and any applicable charges set forth in the subject Commitment SLA, for each Commitment SLA that is fully executed by the parties, IOTA shall make to Crown Castle a one-time lump sum payment ("Special License Fee"). The Special License Fee shall be calculated as follows:

(i) For each Commitment SLA executed on or prior to December 31, 2020:
Special License Fee = (The number of full months between February 1, 2020 and the subject Commitment SLA's Term Commencement Date) x ($884.00)

By way of example only: if full execution of a Commitment SLA pursuant to this Agreement occurs on December 15, 2020, then the Special License Fee would be calculated as follows:

Special License Fee = 12 (Months) x $884.00 = $10,608.00

(ii) For each Commitment SLA executed on or after January 1, 2021:
Special License Fee = $10,608.00 + (The number of full months between February 1, 2021 and the subject SLA's Term Commencement Date) x ($910.52))

By way of example only: if full execution of a Commitment SLA pursuant to this Agreement occurs on March 15, 2021, then the Special License Fee would be calculated as follows:

Special License Fee = $10,608.00 + (2 (Months) x $910.52) = $12,429.04

E. Counter-Execution of Commitment SLAs. If at the time that IOTA delivers any Commitment SLA to Crown Castle for execution IOTA is in material default under the terms and conditions of any outstanding license by and between Crown Castle and IOTA, then Crown Castle shall have no obligation to counter-execute said Commitment SLA until such time as IOTA fully cures any such default(s).

5) Excluded Sites. Certain types of Sites will not be subject to the Monthly License Rent as set forth above as follows:

(A) Extraordinary Sites Excluded. To the extent that the Crown Castle deems a Site to be extraordinary (an "Extraordinary Site") due to costs incurred for development, construction or operation of the Site that are in excess of costs normally expended, including, but not limited to, extraordinary work for design and construction of foundations, roads, or walls at the Sites that present difficult construction conditions or challenging engineering requirements, "stealth" tower structures, unusual site litigation expenses for protracted disputes or multiple appeals, jurisdictions where standard software for performing structural analyses is insufficient (i.e., "hand calculations" are required), contract expenses with third parties required by the underlying lease(s), sublease(s), or other similar prior agreement(s) from which Crown Castle's rights in any portion of the Site are derived (such underlying instrument, the "Prime Lease") and existing as of the subject SLA Term Commencement Date, or payments to the lessor or licensor under the Prime Lease (such lessor or licensor, the "Landlord") to obtain consent to locate users at the Site, then the monthly basic payments (and other terms, as applicable) for such Site shall be negotiated by Crown Castle and IOTA.

(B) Revenue Share Sites. IOTA acknowledges and agrees that, notwithstanding Section 4 above, if Crown Castle is obligated, pursuant to the terms of the underlying Prime Lease or other instrument from which Crown Castle derives its interest in a Site, to pay its Landlord any portion of its revenues from licensees at the subject Site (a "Revenue Share Site"), then IOTA shall be obligated to reimburse Crown Castle for any revenue share payments made to its Landlord at the Site.

(C) Rooftop, In-Building and Managed Sites Excluded. The monthly basic payment (and other terms, as applicable) shall be negotiated by Crown Castle and IOTA on a Site-by-Site basis for Sites located on and/or in buildings, and Sites that are managed by Crown Castle. Crown Castle may require that a form of agreement substantially different from the form of SLA be used to document a collocation by Crown Castle on any Site that is located on and/or in a building, or managed by the Crown Castle.

(D) Certain Urban and Suburban Sites Excluded. The monthly basic payment (and other terms, as applicable) shall be negotiated by Crown Castle and IOTA on a Site-by-Site basis for certain Sites located in markets with household counts in excess of ten thousand (10,000) households within a three (3) mile radius of the subject Site, as determined by the United States Census Bureau.

(E) SLAs in Excess of the Volume Commitment. The terms of this Agreement, including the pricing set forth herein, shall only be applicable to the fourteen (14) Commitment SLAs required under the Volume Commitment. Crown Castle is under no obligation to extend the terms and conditions herein to any SLAs executed and delivered by IOTA in excess of the Volume Commitment.

6) Commitment Shortfall. In the event that the final count of all Commitment SLAs that are executed and delivered to Crown Castle by June 30, 2021 (such final count of Commitment SLAs, the "Commitment SLA Count") is less than the subject Volume Commitment, then:

a. IOTA shall make a one-time lump payment (the "Shortfall Lump Sum Payment") to Crown Castle calculated as follows:

Shortfall Lump Sum Payment = (Volume Commitment – Commitment SLA Count) × ($15,160.60)

b. In addition to the foregoing, beginning July 1, 2021 (the "Shortfall Commencement Date"), IOTA shall pay to Crown Castle a monthly fee (the "Monthly Shortfall Fee"), calculated in accordance with the following formula:

Monthly Shortfall Fee = ((Volume Commitment – Commitment SLA Count) × $910.52)

By way of example only: In the event that the subject Commitment SLA Count as of June 30, 2021 is ten (10), then IOTA shall make a Shortfall Lump Sum Payment as follows:

Shortfall Lump Sum Payment = ((14-10) x $15,160.60) = $60,642.40

Also, beginning as of the subject Shortfall Commencement Date, IOTA shall pay to Crown Castle a Monthly Shortfall Fee of $3,642.08, calculated as follows:

Monthly Shortfall Fee = (14-10) × $910.52 = $3,642.08

7) Reduction of Shortfall Fee after Licensing Period Termination Date. If as of July 1, 2021, the Monthly Shortfall Fee is not $0.00, then with respect to each IOTA SLA that, in Crown Castle's sole judgment and discretion has equivalent configuration and loading to that required for a Commitment SLA required under this Agreement, that is fully executed on or after July 1, 2021, and that is for a Monthly Rent of at least $910.52, the Monthly Shortfall Fee shall be reduced by $910.52 on the first day of the next month following the date on which such SLA is fully executed by Crown Castle and IOTA.

8) Counting SLAs for Excluded Sites Towards Volume Commitment. Any SLA for Excluded Sites that, in Crown Castle's sole judgment and discretion has equivalent configuration and loading to that required for a Commitment SLA required under this Agreement, and that is for a Monthly Rent of at least $910.52, shall be credited towards the subject Volume Commitment notwithstanding that they may provide for a different basic payment than other Commitment SLAs executed pursuant to this Agreement.

9) Confidentiality. Each party shall keep confidential all provisions of this Agreement except as reasonably necessary for a party to perform and except as required by applicable laws or regulations. In the latter case, the party required to disclose this Agreement shall promptly inform the other parties prior to disclosure and shall make all reasonable efforts to obtain a protective order or other confidential treatment and to limit disclosure only to those portions necessary to comply with the applicable law or regulation.

10) Construction. Each party has had the opportunity for its own counsel to review this Agreement and participate in its drafting. Therefore, the rule construing the document against the drafter shall not apply to this Agreement or against any party.

11) Amendment. No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party, shall be binding unless executed in writing by the party to be bound thereby.

12) Assignment. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either party without the prior written consent of the other parties.

13) Authorization. The signatories hereto represent that they are duly authorized to execute this Agreement on behalf of their respective entities.

14) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties' respective successors and assigns.

15) Choice of Law. This Agreement shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws provisions.

16) Counterparts. This Agreement may be executed in more than one original, and the parties agree that each original executed shall be treated as the original for all purposes. Facsimile signatures shall be acceptable to both parties and shall be deemed original signatures.

17) Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18) Survival. All terms, covenants and obligations contained in the Agreement shall remain in full force and effect without any limitation.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first set forth above.

BY CROWN CASTLE

DocuSigned by:

By: Michelle Liebau

Name: F61CF5C8464D4FB...

of each of the "Crown Castle" entities listed in **Exhibit A**

BY IOTA:

IOTA COMMUNICATIONS, INC. F/K/A M2M SPECTRUM NETWORKS, LLC,
an Arizona limited liability company

DocuSigned by:

By:

Name: Terrence DeFranco

Title: President and CFO

EXHIBIT A

CROWN CASTLE ENTITIES

Crown Atlantic Company LLC, a Delaware limited liability company
Crown Castle PT Inc., a Delaware corporation
Crown Castle South LLC, a Delaware limited liability company
Crown Castle GT Company LLC, a Delaware limited liability company
Crown Communication LLC, a Delaware limited liability company (successor by conversion to Crown Communication Inc.)
Crown Castle Towers 05 LLC, a Delaware limited liability company
Crown Castle MU LLC, a Delaware limited liability company
CCATT LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various AT&T Mobility entities)
CCTMO LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various T-Mobile entities)
CCTM1 LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various T-Mobile entities)
CCTM2 LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various T-Mobile entities)
Crown Castle Towers 06-2 LLC, a Delaware limited liability company
Aircomm of Avon, L.L.C., a Connecticut limited liability company
Coverage Plus Systems LLC, a Delaware limited liability company
Global Signal Acquisitions II LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various Sprint entities)
Global Signal Acquisitions III LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various Sprint entities)
Global Signal Acquisitions IV LLC, a Delaware limited liability company
Global Signal Acquisitions LLC, a Delaware limited liability company
GoldenState Towers, LLC, a Delaware limited liability company
High Point Management Co. LLC, a Delaware limited liability company
ICB Towers, LLC, a Georgia limited liability company
Interstate Tower Communications LLC, a Delaware limited liability company
IntraCoastal City Towers LLC, a Delaware limited liability company
Pinnacle Towers Acquisition Holdings LLC, a Delaware limited liability company
Pinnacle Towers Acquisition LLC, a Delaware limited liability company
Pinnacle Towers Asset Holding LLC, a Delaware limited liability company
Pinnacle Towers LLC, a Delaware limited liability company
Radio Station WGLD LLC, a Delaware limited liability company
Shaffer & Associates, Inc., an Illinois corporation
Sierra Towers, Inc., a Texas corporation
Tower Systems LLC, a Delaware limited liability company
Tower Technology Corporation of Jacksonville LLC, a Delaware limited liability company
Tower Ventures III, LLC, a Tennessee limited liability company
TVHT, LLC, a Tennessee limited liability company
Tower Development Corporation, a Maryland corporation
WCP Wireless Lease Subsidiary, LLC

DocuSign SECURED

Certificate Of Completion

Envelope Id: 14B2F419242A4ECB963AC48DBDA620B7		Status: Completed
Subject: Please DocuSign: Iota - Agreement Regarding Collocation (DAW CL 11-6-2020).docx		
Source Envelope:		
Document Pages: 6	Signatures: 2	Envelope Originator:
Certificate Pages: 4	Initials: 0	Carol Chavers
AutoNav: Enabled		2000 Corporate Drive
EnvelopeId Stamping: Enabled		Canonsburg, PA 15317
Time Zone: (UTC-05:00) Eastern Time (US & Canada)		carol.chavers@crowncastle.com
		IP Address: 144.121.152.40

Record Tracking

Status: Original 11/6/2020 12:32:42 PM	Holder: Carol Chavers carol.chavers@crowncastle.com	Location: DocuSign

Signer Events	Signature	Timestamp
Terrence DeFranco tmdefranco@iotacommunications.com President and CFO Terrence DeFranco Security Level: Email, Account Authentication (None)	DocuSigned by: Signature Adoption: Uploaded Signature Image Using IP Address: 70.44.89.32	Sent: 11/6/2020 12:37:05 PM Viewed: 11/6/2020 12:38:11 PM Signed: 11/6/2020 12:39:44 PM
Electronic Record and Signature Disclosure: Accepted: 11/6/2020 12:38:11 PM ID: bdb0be01-1725-474d-9aef-8bee4ff155c8		
Michelle Liebau michelle.liebau@crowncastle.com Director Client Services Security Level: Email, Account Authentication (None)	DocuSigned by: Michelle Liebau Signature Adoption: Pre-selected Style Using IP Address: 8.20.92.226	Sent: 11/6/2020 12:39:46 PM Resent: 11/6/2020 2:12:58 PM Viewed: 11/6/2020 2:13:43 PM Signed: 11/6/2020 2:14:45 PM
Electronic Record and Signature Disclosure: Accepted: 11/6/2020 2:13:43 PM ID: a90d1cf2-8cd1-42f6-8e90-e74317e56ccf		

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp
Darcy Williams darcy.williams@crowncastle.com Security Level: Email, Account Authentication (None)	COPIED	Sent: 11/6/2020 12:37:04 PM
Electronic Record and Signature Disclosure: Not Offered via DocuSign		

Carbon Copy Events	Status	Timestamp
Michelle Liebau michelle.liebau@crowncastle.com Director Client Services Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Accepted: 11/6/2020 2:13:43 PM ID: a90d1cf2-8cd1-42f6-8e90-e74317e56ccf	COPIED	Sent: 11/6/2020 12:37:04 PM Viewed: 11/6/2020 2:07:19 PM
Steven Pfeil steven.pfeil@crowncastle.com Manager, Wireless Client Services Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Not Offered via DocuSign	COPIED	Sent: 11/6/2020 12:37:05 PM Viewed: 11/6/2020 1:09:27 PM
Darcy Williams darcy.williams@crowncastle.com Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Not Offered via DocuSign	COPIED	Sent: 11/6/2020 2:14:47 PM
Steven Pfeil steven.pfeil@crowncastle.com Manager, Wireless Client Services Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Not Offered via DocuSign	COPIED	Sent: 11/6/2020 2:14:47 PM

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	11/6/2020 12:37:04 PM
Certified Delivered	Security Checked	11/6/2020 2:13:43 PM
Signing Complete	Security Checked	11/6/2020 2:14:45 PM
Completed	Security Checked	11/6/2020 2:14:47 PM

Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE

In order to provide more efficient and faster service, Crown Castle ("we", "us" or "company") is pleased to announce the use of DocuSign, Inc. ("DocuSign") electronic signing system. The terms for providing such documents for execution and various other documents and records to you electronically through DocuSign are set forth below. Please read the information below carefully and if you can satisfactorily access this information electronically and agree to these terms, please confirm your agreement by clicking the "I agree" button at the bottom of this document.

Getting paper copies

At any time, you may request from us a paper copy of any document for execution or other document or record provided or made available electronically to you by us. You will be able to download and print documents we send to you through the DocuSign system during and immediately after each signing session and, if you elect to create a DocuSign signer account, you may access them for a limited period of time thereafter. To request paper copies of documents previously provided by us to you electronically, send an e-mail to esignature@CrownCastle.com, requesting the subject paper copies and stating your e-mail address, name, US Postal address and telephone number.

Withdrawing your consent to receive and/or execute documents electronically

If you elect to receive documents for execution and various other documents and records from us electronically, you may at any time change your mind and tell us that thereafter you want to receive such documents only in paper format. To withdraw your consent to electronic delivery and execution of documents, use the DocuSign 'Withdraw Consent' form on the signing page of a DocuSign envelope, instead of signing it. Thereafter, you will no longer be able to use the DocuSign system to electronically receive and execute documents or other records from us. You may also send an e-mail to esignature@CrownCastle.com stating that you are withdrawing your consent to electronic delivery and execution of documents through the DocuSign system and stating your e-mail address, name, US Postal Address, and telephone number.

Consequences of withdrawing consent to receive and/or execute documents electronically

If you elect to receive documents for execution and various other documents and other records only in paper format, it will slow the speed at which we can complete the subject transactions because of the increased delivery time.

Documents for execution, and other documents and records may be sent to you electronically

Unless you tell us otherwise in accordance with the procedures described herein, we may provide documents for execution, and other documents and records electronically to you through the DocuSign system during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any document for execution or other document or record, we prefer to provide all documents for execution, and other documents and records by the same method and to the same address that you have given us. If you do not agree with this process, please let us know as described below.

How to contact Crown Castle

You may contact us to let us know of any changes related to contacting you electronically, to request paper copies of documents for execution and other documents and records from us, and to withdraw your prior consent to receive documents for execution and other documents and records electronically as follows:

To contact us by phone call: 724-416-2000
To contact us by email, send messages to: esignature@CrownCastle.com
To contact us by paper mail, send correspondence to
Crown Castle
2000 Corporate Drive
Canonsburg, PA 15317

To advise Crown Castle and DocuSign of your new e-mail address

To let us know of a change to the e-mail address where we should send documents for execution and other documents and records to you, you must send an email message to esignature@CrownCastle.com and state your previous e-mail address and your new e-mail address.

In addition, you must notify DocuSign, Inc. to arrange for your new email address to be reflected in your DocuSign account by following the process for changing e-mail in the DocuSign system.

Required hardware and software

Browsers:	Internet Explorer® 11 (Windows only); Windows Edge Current Version; Mozilla Firefox Current Version; Safari™ (Mac OS only) 6.2 or above; Google Chrome Current Version; **Note** : Pre-release (e.g., beta) versions of operating systems and browsers are not supported.
Mobile Signing:	Apple iOS 7.0 or above; Android 4.0 or above
PDF Reader:	Acrobat® Reader or similar software may be required to view and print PDF files
Screen Resolution:	1024 x 768

Enabled Security Settings:	Allow per session cookies

These minimum requirements are subject to change. If these requirements change, you will be asked to re-accept the disclosure. Pre-release (e.g. beta) versions of operating systems and browsers are not supported.

Acknowledging your access and consent to receive documents electronically

Please confirm that you were able to access this disclosure electronically (which is similar to the manner in which we will deliver documents for execution and other documents and records) and that you were able to print this disclosure on paper or electronically save it for your future reference and access or that you were able to e-mail this disclosure to an address where you will be able to print it on paper or save it for your future reference and access. Further, if you consent to receiving documents for execution and other documents and records in electronic format on the terms described above, please let us know by clicking the "I agree" button below.

By checking the 'I agree' box, I confirm that:

- You can access and read this Electronic Record and Signature Disclosure; and
- As a recipient, you can read, electronically sign and act upon this message, and you agree not to forward it or any other DocuSign e-mail communications. In the event another party needs to be added to the DocuSign communication, you must make a request to the e-mail originator.